Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Monday, April 06, 2009

APOGEE FULL-YEAR EARNINGS FROM CONTINUING OPERATIONS INCREASE

SIGNIFICANTLY; ENTERS FY10 WITH STRONG BALANCE SHEET, MARKET UNCERTAINTY

MINNEAPOLIS, MN (April 6, 2009) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2009 fourth quarter and full-year earnings. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

FY09 FULL-YEAR HIGHLIGHTS

•	Revenues were a record $925.5 million, an increase of 5 percent compared to the prior year.

•	Earnings from continuing operations were a record $1.82 per share, up 22 percent from earnings of $1.49 per share a year ago.

•	Operating margin was 8.4 percent, compared to 7.5 percent the prior year.

•	Architectural segment revenues were up 7 percent, and operating income grew 21 percent compared to the prior year.

•	Operating margin was 7.6 percent, up from 6.7 percent the prior year.

•	Large-scale optical segment revenues declined 14 percent, while operating income increased 10 percent versus the prior year.

•	Net earnings were $1.81 per share, compared to $1.67 per share last year.

•	Fiscal 2008 earnings from discontinued operations of $0.18 per share were related to Apogee’s exit from the auto glass segment.

FY09 FOURTH-QUARTER HIGHLIGHTS

•	Revenues of $201.7 million were down 17 percent from the strong prior-year period.

•	Operating income was $17.4 million, down 22 percent from the strong prior-year period.

•	Operating margin was 8.6 percent, compared to 9.2 percent in the prior-year period.

•	Earnings from continuing operations were $0.40 per share versus $0.49 per share a year earlier.

•	Architectural segment revenues declined 17 percent, and operating income decreased 25 percent versus the prior-year period.

•	Large-scale optical segment revenues declined 19 percent, while operating income increased 10 percent versus the prior-year period.

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•	Net earnings, including discontinued operations, were $0.40 per share versus $0.50 per share in the prior-year period.

Commentary

“Apogee delivered record earnings and revenues for the third consecutive year in fiscal 2009, as the acquisition of the storefront and entrance business late in the prior year and the architectural glass business contributed to revenue growth,” said Russell Huffer, Apogee chairman and chief executive officer. “For the year, we achieved an operating margin of 8.4 percent, up from 7.5 percent the prior year, while paying off our bank debt as we generated significant free cash flow. Our operating performance, particularly in the second half of fiscal 2009, illustrates Apogee’s potential in strong commercial construction markets.

“In fiscal 2009, the architectural segment benefitted from solid execution by the installation and window businesses of projects with good margins and mix, and good pricing in our architectural glass business, slightly offset by mid-year operational challenges in architectural glass,” he said. “At the same time, our picture framing business delivered improved earnings as we continued to convert customers to our best value-added glass and acrylic products. Revenues for the large-scale optical segment decreased due to soft custom picture framing market conditions.

“Turning to the fourth quarter, we achieved strong operating margins and cash flow, despite slowing markets for our architectural and picture framing glass products that resulted in lower revenues,” said Huffer. “As we manage through the economic downturn, we further reduced headcount and costs during the quarter.

“Although future periods will be impacted by the commercial construction slowdown, we have entered the downturn with a very strong balance sheet and are generating significant positive cash flow,” he said. “Apogee is in its strongest financial condition in the decade that I’ve served as CEO.”

FOURTH QUARTER SEGMENT AND OPERATING HIGHLIGHTS

Architectural Products and Services

•	Revenues of $185.6 million were down 17 percent compared to the strong prior-year period.

•	The revenue decline came primarily from the architectural glass and installation businesses due to the timing of project flow, along with some project delays and cancellations.

•	Operating income was $15.0 million, down 25 percent from the strong prior-year period.

•	Operating margin was 8.1 percent, compared to 8.9 percent in the prior-year period.

•

Solid execution by the installation and window businesses of projects with good margins and mix, good pricing in our architectural glass business, ongoing productivity improvements, and cost cutting efforts later in the quarter were somewhat offset by lower capacity utilization and downsizing expenses.

•	Backlog declined to $316.2 million, compared to $373.2 million at the end of the third quarter and $510.9 million in the prior-year period.

•

As work on existing backlog is completed, project cancellations and slow bid-to-award timing are impacting backlog levels, despite steady bidding activity and the green building trend which we believe is increasing demand for our energy-efficient glass products.

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•

The mix shifted in the quarter, with institutional projects now comprising a larger portion of the backlog and office projects a smaller part. The shift reflects both market conditions and our change in focus earlier in the year in anticipation of a slowdown.

•	Approximately $237 million, or 75 percent, of the backlog is to be delivered in fiscal 2010, and approximately $79 million, or 25 percent, in fiscal 2011.

Large-Scale Optical Technologies

•	Revenues of $16.0 million declined 19 percent compared to the prior-year period due to weak retail market conditions.

•	Operating income was $3.7 million, up 10 percent compared to the prior-year period.

•	Operating margin was 22.8 percent, compared to 16.7 percent in the prior-year period.

•	The improved operating margin resulted from productivity improvements and cost management, along with a strong mix of our best value-added glass and acrylic framing products.

Financial Condition

•	Long-term debt was $8.4 million, down from $28.4 million at the end of the third quarter and $58.2 million at the end of fiscal 2008.

•	$8.4 million in low-interest industrial revenue bonds is reflected in each of these debt levels.

•	Cash and short-term investments totaled $27.1 million at the end of fiscal 2009, compared to $12.3 million at the end of the prior year.

•

Non-cash working capital (current assets, excluding cash and short-term investments, less current liabilities) was $44.3 million, compared to $67.1 million at the end of the third quarter and $69.7 million at the fiscal 2008 year end.

•	Year-to-date depreciation and amortization were $29.3 million, up 29 percent from the prior year period, due to new capacity depreciation and acquisition amortization.

•

Year-to-date capital expenditures were $55.2 million, the same as in fiscal 2008; $5.7 million was incurred in the fourth quarter. For the full year, there was spending on productivity improvements and capacity expansions in both operating segments.

OUTLOOK

“We are entering fiscal 2010 with an unprecedented level of uncertainty, and, as a result, will not be providing earnings per share and detailed annual guidance,” Huffer said. “We expect continued profitability on revenues that will likely be down at least 15 percent. At this time, we are estimating operating margins in the mid-single digits as lower capacity utilization and competitive pricing are slightly offset by productivity improvements, and lower energy and some material costs.” He noted, though, that the large-scale optical segment is expected to continue converting customers to value-added products through the downturn.

“We expect that the first half will be stronger than the second half of fiscal 2010, as we execute projects in our architectural backlog that were bid in stronger market conditions,” Huffer said. “The second half could benefit from the addition of stimulus projects to upgrade government and school buildings that would incorporate our energy-efficient, green products and services; at this time, we have not secured any of these projects.

“To manage through the downturn, we have already implemented and continue to evaluate further cost cutting initiatives, ranging from reduction of headcount and discretionary spending to ongoing

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

productivity improvements,” he said. “In addition, we are seeing early success in pursuing work in underserved architectural glass markets, including smaller and international projects. We also remain focused on delivering new energy-efficient glass products for the green building market.

“Our balance sheet remains strong, and we expect to have positive cash flow in fiscal 2010 as working capital declines and capital expenditures are less than $20 million,” he said. “Our architectural segment businesses are also well positioned with the bonding capacity required by some contractors to assure completion of projects, a competitive strength in today’s markets.

“As our fiscal 2009 second-half performance demonstrated, we have good architectural businesses with strong brands and operations that are positioned to serve the growing demand for green, energy-efficient commercial buildings,” he said. “We anticipate that with our focus on quality, service and productivity improvements, Apogee will be well positioned when the economy improves.”

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost increases and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; and iv) the segment’s ability to fully and efficiently utilize production capacity; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to utilize manufacturing facilities. Additional factors include: i) revenue and operating results that are volatile; ii) financial market disruption which could impact company, customer and supplier credit availability; iii) self-insurance risk related to a material product liability event and to health insurance programs; iv) management of discontinued operations exiting activities; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain discontinued operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended March 1, 2008.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Apogee will host a teleconference and webcast at 10 a.m. Central Time tomorrow, April 7. To participate in the teleconference, call 1-800-901-5217 toll free or 617-786-2964 international, access code 34703207. The replay will be available from noon Central Time on April 7 through midnight Central Time on Tuesday, April 14, by calling 1-888-286-8010 toll free, access code 74569931. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

•

Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market and commercial optics.

(Tables follow)

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

	Thirteen Weeks Ended February 28, 2009	Thirteen Weeks Ended March 1, 2008	% Change	Fifty-two Weeks Ended February 28, 2009	Fifty-two Weeks Ended March 1, 2008	% Change
Dollar amounts in thousands, except for per share amounts
Net sales	$201,666	$243,276	-17%	$925,502	$881,809	5%
Cost of goods sold	153,542	188,091	-18%	724,754	696,659	4%

Gross profit	48,124	55,185	-13%	200,748	185,150	8%
Selling, general and administrative expenses	30,719	32,735	-6%	123,093	118,691	4%

Operating income	17,405	22,450	-22%	77,655	66,459	17%
Interest income	218	262	-17%	1,013	972	4%
Interest expense	482	898	-46%	1,752	2,485	-29%
Other income (expense), net	100	47	113%	(78)	128	N/M
Equity in (loss)/income of affiliated companies	—	(281)	N/M	1,868	(2,772)	N/M

Earnings from continuing operations before income taxes	17,241	21,580	-20%	78,706	62,302	26%
Income taxes	6,293	7,487	-16%	27,511	19,132	44%

Earnings from continuing operations	10,948	14,093	-22%	51,195	43,170	19%
Earnings (loss) from discontinued operations	24	292	-92%	(160)	5,381	N/M

Net earnings	$10,972	$14,385	-24%	$51,035	$48,551	5%

Earnings per share—basic:
Earnings from continuing operations	$0.40	$0.50	-20%	$1.85	$1.52	22%
Earnings (loss) from discontinued operations	$—	$0.01	-100%	($0.01)	$0.19	N/M
Net earnings	$0.40	$0.51	-22%	$1.84	$1.71	8%

Average common shares outstanding	27,225,076	28,269,264	-4%	27,746,109	28,319,279	-2%

Earnings per share—diluted:
Earnings from continuing operations	$0.40	$0.49	-18%	$1.82	$1.49	22%
Earnings (loss) from discontinued operations	$—	$0.01	-100%	($0.01)	$0.18	N/M
Net earnings	$0.40	$0.50	-20%	$1.81	$1.67	8%

Average common and common equivalent shares outstanding	27,606,047	28,927,508	-5%	28,180,671	29,053,846	-3%

Cash dividends per common share	$0.0815	$0.0740	10%	$0.3110	$0.2830	10%

Business Segments Information

(Unaudited)

	Thirteen Weeks Ended February 28, 2009	Thirteen Weeks Ended March 1, 2008	% Change	Fifty-two Weeks Ended February 28, 2009	Fifty-two Weeks Ended March 1, 2008	% Change

Sales
Architectural	$185,623	$223,374	-17%	$854,034	$798,819	7%
Large-scale Optical	16,044	19,903	-19%	71,476	82,993	-14%
Eliminations	(1)	(1)	0%	(8)	(3)	-167%

Total	$201,666	$243,276	-17%	$925,502	$881,809	5%

Operating income (loss)
Architectural	$14,975	$19,853	-25%	$64,693	$53,549	21%
Large-scale Optical	3,655	3,320	10%	16,897	15,398	10%
Corporate and other	(1,225)	(723)	-69%	(3,935)	(2,488)	-58%

Total	$17,405	$22,450	-22%	$77,655	$66,459	17%

Consolidated Condensed Balance Sheets

(Unaudited)

	February 28, 2009	March 1, 2008

Assets
Current assets	$228,688	$259,229
Net property, plant and equipment	203,514	176,676
Other assets	95,482	127,603

Total assets	$527,684	$563,508

Liabilities and shareholders’ equity
Current liabilities	$157,292	$177,315
Long-term debt	8,400	58,200
Other liabilities	45,368	43,411
Shareholders’ equity	316,624	284,582

Total liabilities and shareholders’ equity	$527,684	$563,508

N/M = Not meaningful

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Fifty-two Weeks Ended February 28, 2009	Fifty-two Weeks Ended March 1, 2008

Net earnings	$51,035	$48,551
Net loss (earnings) from discontinued operations	160	(5,381)
Depreciation & amortization	29,307	22,776
Stock-based compensation	2,868	7,374
Results from equity investments	(1,868)	2,772
Other, net	5,817	(4,765)
Changes in operating assets and liabilities	28,979	14,908

Net cash provided by continuing operating activities	116,298	86,235

Capital expenditures	(55,184)	(55,208)
Proceeds on sale of property	261	354
Proceeds from sale of investment in affiliated company	27,111	—
Acquisition of businesses, net of cash acquired	(60)	(45,691)
Net purchases of marketable securities	(12,367)	(3,039)

Net cash used in investing activities	(40,239)	(103,584)

(Payments on) proceeds from long-term debt and revolving credit agreement	(49,800)	22,800
Stock issued to employees, net of shares withheld	(2,775)	3,085
Repurchase and retirement of common stock	(14,646)	(5,414)
Dividends paid	(8,800)	(8,192)
Other, net	1,263	2,564

Net cash (used in) provided by financing activities	(74,758)	14,843

Cash (used in) provided by discontinued operations	(571)	8,583

Increase in cash and cash equivalents	730	6,077
Cash and cash equivalents at beginning of year	12,264	6,187

Cash and cash equivalents at end of period	$12,994	$12,264

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com